Exhibit 10.1

December 3, 2020

Mr. David Campbell
[Confidential Address Information Omitted]

Dear David:

On behalf of Evergy, Inc. (the “Company”), I am pleased to offer you the position of President and Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”), working at the Company’s headquarters located at 1200 Main Street in Kansas City, Missouri. Your employment with the Company will commence as soon as practicable, but in no event later than the earlier of February 2, 2021, or three weeks following the release date by your current employer, but not earlier than January 4, 2021. For purposes of this letter (the “Offer Letter”), the date on which your employment with the Company commences is referred to as your “Employment Start Date.” Beginning on your Employment Start Date and at all times during your employment with the Company, you will also serve as a member of the Board. The details of the Company’s offer to you are outlined below:

Inducement Cash Bonus. You will receive an inducement cash bonus of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Inducement Cash Bonus”), subject to applicable taxes, deductions and withholdings, payable to you on your Employment Start Date. Should you (i) fail to establish your principal residence (or are not under contract for such residence) within the Company’s service territory in the greater Kansas City metropolitan area (as defined by the Company) by July 6, 2021, or (ii) resign from the Company for any reason other than death, “disability” (as defined in the LTIP), or “Good Reason” (as defined in the CIC Agreement, defined below) on or before the first anniversary of your Employment Start Date, you must repay to the Company the Inducement Cash Bonus. No portion of the Inducement Cash Bonus will be subject to any Company clawback policy, as may be in effect from time to time, and may only be forfeited as provided herein.

Inducement Equity Award. You will receive an inducement equity award of restricted stock awards (“RSAs”) granted under the LTIP (the “Inducement Equity Award”). The number of RSAs comprising the Inducement Equity Award will be calculated by dividing Three Million Dollars ($3,000,000) by the closing price of a share of the Company’s stock on the date of your execution of this Offer Letter or, if you execute this Offer Letter on a day during which stock exchanges are closed, the nearest preceding closing price, rounded to the nearest whole share. The Inducement Equity Award shall be granted in three substantially equal RSA awards. The date of grant of your Inducement Equity Award will be your Employment Start Date and such RSA awards shall become vested in accordance with the following schedule, assuming your continued employment by the Company through each applicable vesting date: the first RSA award shall vest on December 31, 2021; the second RSA award shall vest on December 31, 2022; and the third RSA award shall vest on December 31, 2023. The Inducement Equity Award will be subject to the terms and conditions, including any vesting exceptions, in the LTIP and the Company’s standard form of time-based vesting RSA agreement, copies of which have been provided to you; provided however, the Inducement Equity Award shall fully vest in the event of your termination by the Company without Cause or your resignation for Good Reason prior to the applicable vesting dates. In addition to the vesting conditions relating to your continuous employment by the Company, should you fail to establish your principal residence (or are not under contract for such residence) within the Company’s service territory in the greater Kansas City metropolitan area (as defined by the Company) by July 6, 2021, you will forfeit the entire Inducement Equity Award. No portion of the Inducement Equity Award shall be subject to any

evergy.com

Mr. David Campbell
December 3, 2020

other Company clawback policy, as may be in effect from time to time, and may only be forfeited as provided herein. You will be entitled to make a Section 83(b) election, in your sole discretion, with respect to one or more of the Inducement Equity Awards within 30 days following the grant date. It is the intent of the parties that any dividends otherwise payable pursuant to the RSAs shall either be retained and accumulated during the vesting period, or if paid, shall be subject to repayment if the underlying RSA award is forfeited. Any such final determination with respect to dividends shall be reflected in the RSA award agreements. In the event that you make a Section 83(b) election and applicable withholding obligations cannot be met by solely retention of the Inducement Cash Bonus, you will be obligated to use your own funds to meet such shortfall and remit such shortfall amount to the Company in advance of the date you file such Section 83(b) election.
Base Annual Salary. Your initial base annual salary will be One Million Dollars ($1,000,000) per annum, prorated to reflect the portion of the year during which you are an employee of the Company, and will be paid in accordance with the Company’s normal payroll procedures, subject to applicable taxes, deductions and withholdings. Your base annual salary after 2021 is subject to review and increase by the compensation committee of the Board (the “Compensation Committee”).

Annual Incentive Compensation (Short-Term Incentives). Beginning in 2021, you will be eligible to participate in the Evergy, Inc. Executive Annual Incentive Plan (the “AIP”) each year. Your initial target award under the AIP is one hundred twenty-five percent (125%) of your base annual salary (the “Target AIP”). The amount of any future target awards made to you under the AIP will be determined by the Compensation Committee, based on an evaluation of your performance and that of the Company and other evaluative factors relating to comparative levels of pay at the Company’s peer group for similar positions, experience levels and responsibilities, but your Target AIP shall not be less than one hundred twenty-five percent (125%) of your base annual salary. Payment of awards for which you are eligible under the AIP will be subject to the terms and conditions of the AIP and is dependent on performance against pre-established goals and objectives approved annually by the Compensation Committee. Your AIP award for 2021 shall not be subject to proration.

Annual Equity Awards (Long-Term Incentives). You will also be eligible to participate in the Evergy, Inc. Long-Term Incentive Plan (the “LTIP”). Your initial annual equity award under the LTIP, to be granted in 2021, will have a grant date value equal to four hundred twenty-five percent (425%) of your base annual salary (the “Target LTIP”) and will be granted at the same time, and under the same terms, that annual equity awards under the LTIP are granted to other executives of the Company.[1] The value any future annual equity awards made to you will be determined by the Compensation Committee based on an evaluation of your performance and that of the Company and other evaluative factors relating to comparative levels of pay at the Company’s peer group for similar positions, experience levels and responsibilities, but your Target LTIP shall not be less than four hundred twenty-five percent (425%) of your base annual salary. Any annual equity award granted to you will be subject to the terms of the applicable award agreement and the LTIP, including vesting requirements, as approved by the Compensation Committee.
1 At this time, the 2021 LTIP grants are expected to be structured in tranches. One-fourth (1/4) of the equity award will be comprised of time-based restricted stock units (“RSUs”) which will become fully vested on the third anniversary of such RSU’s grant date, assuming your continued employment by the Company through such date. The other three-fourths (3/4) of the equity award will consist of performance-based RSUs that will become vested on the third anniversary of such RSU’s grant date, based on the achievement of certain performance goals established by the Compensation Committee.

evergy.com

Mr. David Campbell
December 3, 2020

Participation in Executive Severance Plan. Effective as of your Employment Start Date, you will participate in the Evergy, Inc. Executive Severance Plan (the “Severance Plan”), pursuant to which, in the event of a “Qualifying Termination” (as defined in the Severance Plan; provided however, such definition shall include your resignation for “Good Reason,” as defined in the CIC Agreement, without the CIC requirement), you will be entitled to the benefits described therein for the Chief Executive Officer. If you experience such a Qualifying Termination during the two-year period beginning on your Employment Start Date, then, in addition to the cash payments you are eligible to receive pursuant to Section 3(a) of the Severance Plan (or any successor provision), you will receive an additional payment equal to the difference between (A) the cash payments that you would have received pursuant to Sections 3(a)(i), (ii), (iii)(C), and (iv) of the CIC Agreement, if any, if you had become eligible for such payments during a “Post-Effective Period” under such agreement and, (B) the cash payments you are eligible to receive under Section 3(a) of the Severance Plan (or any successor provision). Any severance pursuant to this paragraph due to a Good Reason resignation shall be an obligation arising under this Offer Letter though determined by, and subject to the various terms and conditions of, the Severance Plan as if a Qualifying Termination thereunder included a Good Reason resignation. The parties agree that the Severance Plan is not amended, nor needs to be amended, to provide such benefits.

Change in Control Severance Agreement. Effective as of your Employment Start Date, you will be eligible to enter into a Change in Control Severance Agreement with the Company (the “CIC Agreement”), the terms of which are set forth in the Company’s standard form of such agreement which has been provided to you. You will be eligible for any severance benefits described therein.

Transition Period Travel Expenses. The Company will provide up to Two Hundred Thousand Dollars ($200,000) for expenses related to temporary housing and air travel (air travel may include, at your choice, first class commercial travel or private aviation services) for you and your spouse which you incur during the period beginning on your Employment Start Date and ending on July 6, 2021 (the “Transition Period”).

Relocation Assistance. The Company understands, and you agree, that by the end of the Transition Period you will have established your principal residence (or you will at least be under contract for such purchase) in the Company’s service territory in the greater Kansas City metropolitan area (as defined by the Company). To assist with your relocation to the greater Kansas City metropolitan area, the Company will provide you with relocation assistance in accordance with the Company’s general Executive Relocation Policy, a copy of which has been provided to you. The Company’s provision of relocation assistance to you is subject to the terms and conditions of the Executive Relocation Policy, including your completion of a Relocation Repayment Agreement.

Eligibility for Participation in Other Company Benefit Plans. You will be eligible to participate in the Evergy, Inc. 401(k) Savings Plan (the “401(k) Plan”), a qualified retirement plan sponsored by the Company and be eligible to receive the Company’s matching contributions and other non-elective contribution available under the 401(k) Plan. You will also be eligible to participate in each health and welfare benefit plan or program offered by the Company to its other named executive officers in accordance with their terms and subject to their exclusions and limitations. The Company reserves the right to amend, modify or terminate (in whole or in part) any of its 401(k) Plan or health and welfare benefit plans or programs at any time. Please see the materials in your new hire packet for additional information regarding the 401(k) Plan and health and welfare benefits.

evergy.com

Mr. David Campbell
December 3, 2020

Participation in Nonqualified Deferred Compensation Plan. You will be eligible to participate in the Evergy, Inc. Nonqualified Deferred Compensation Plan (the “NDCP”). Under the current terms of the NDCP, you may elect to defer additional compensation and receive additional Company matching contributions on such deferrals in accordance with the terms therein. The Company reserves the right to amend, modify or terminate (in whole or in part) the NDCP at any time.

Attorney Fees. The Company agrees to reimburse you for reasonable legal fees incurred in connection with negotiating and reviewing this Offer Letter and any associated agreements, up to Seventeen Thousand Five Hundred Dollars ($17,500), with such amount to be paid directly to the law firm and reported on an IRS Form 1099. Such amounts shall be paid within thirty days following execution of this Offer Letter and receipt of an invoice for such fees.

Pre-Employment Access to Company Resources. Upon execution of this Offer Letter and subject to your agreement to the confidentiality obligation below, you will have access to all meeting materials prepared for any meeting of the Board or any committee thereof and any record of any action taken by the Board or any committee thereof upon your reasonable request. Furthermore, the Company will make available to you the Company’s current Chief Executive Officer, non-executive chairman, and any chair of a committee of the Board at a time and in a manner mutually agreeable to all parties. You agree that any meeting materials or records of actions taken by the Board or any committee thereof and the contents of such documents provided to you and any information shared with you by any person described in the preceding sentence is “Confidential Information” that before your Employment Start Date you will hold in confidence for the benefit of the Company. You agree not to disclose any Confidential Information to any person other than the Company or your personal legal counsel before your Employment Start Date. Following your Employment Start Date, your obligations relating to maintaining confidentiality with Company information will be subject to applicable Company policies or other agreements with the Company.

Vacation. Consistent with the Company’s standard vacation policy for other Company executives, you will be provided with an annual allotment of four (4) weeks of paid vacation.

Clawbacks. Any awards granted to you under the AIP or the LTIP will be subject to any clawback provisions in those plans, which generally allow the Company to recover any cash incentive compensation or equity awards paid to you in the event of a restatement of or other inaccuracy in the Company’s financial statements, or any other Company clawback policy which may apply to such awards. The Inducement Cash Bonus and Inducement Equity Award are only subject to those clawback or forfeiture provisions contained herein.

Contingencies. The Company’s offer of employment described in this Offer Letter is contingent upon the Company’s successful completion of due diligence and background checks with respect to you, including, but not limited to, credit checks, references checks, and federal employment eligibility verification, all of which must be completed by the Company prior to the date on which you provide notice to your current employer (or such contingencies shall be waived by the Company).

Indemnification. Effective as of your Employment Start Date, you will be eligible to enter into an Indemnification Agreement with the Company, the terms of which are set forth in the Company’s standard form of such agreement. You will be eligible for any benefits and protections described therein.

evergy.com

Mr. David Campbell
December 3, 2020

At-Will Employment. Nothing in this Offer Letter is intended to create a fixed term of employment at the Company. Your employment at the Company is on an at will basis, meaning that the Company will be free to terminate your employment at any time and that you will be free to resign from your employment with the Company at any time; provided however, that the terms and conditions of your employment contained herein may not be changed without the mutual written consent of both you and the Company.

To indicate your acceptance of the Company’s offer, please sign and date this Offer Letter in the space provided below and return it to the Company. This offer shall remain in effect and be irrevocable by the Company through the close of business (5:00 pm) on Friday, December 4, 2020.

I look forward to having you join Evergy, Inc. and believe that you will be a great asset to the Company.

Sincerely,

/s/ Mark A. Ruelle

Mark A. Ruelle
Chair of the Board of Evergy, Inc.

ACCEPTED AND AGREED TO this 3rd day of December, 2020.

/s/ David A. Campbell
David A. Campbell

.

evergy.com